Amendments to Employment Agreement

The Employment Agreement dated as of April 20, 2011, between IMMUDYNE, INC. and Brunilda McLaughlin DBA McLaughlin International, Inc. inadvertently omitted the annual incentive bonus Section. Therefore, kindly include the following two Amendments to the Agreement in Section 4:

•	a salary paid twice monthly (as has been and is occurring), with additional salary to be agreed upon when the Company has the financial wherewithal;

•	an annual incentive bonus award amounting to one half of one percent (0.5%) of the Pre-Tax Earnings of the Company, payable within 90 days after the end of each semi-annual fiscal year ended after the effective date of this Agreement. “Pre Tax Earnings” shall mean earnings of the Company determined prior to payment or deduction of federal or state income taxes, determined in accordance with generally accepted accounting principles, consistently applied.

EXECUTED as of April 30, 2011

IMMUDYNE, INC.	Employee

By: /s/ Anthon Bruzzese	By: /s/ Brulinda McLaughlin

Anthony Bruzzese, M.D.	Brunilda McLaughlin

Chairman	DBA McLaughlin International, Inc.